Exhibit 10.1

Director Compensation Policy

Members of the board of directors (the “Board”) of Innovative Industrial Properties, Inc. (the “Company”) who are not employees of the Company or any of its subsidiaries (each a “Non-Employee Director”) shall be eligible to receive cash and equity compensation as set forth in this Director Compensation Policy. The cash compensation and restricted stock grants described in this Director Compensation Policy shall be paid or be made, as applicable, automatically and without further action of the Board or its Compensation Committee, to each Non-Employee Director who may be eligible to receive such cash compensation or restricted stock unless such Non-Employee Director declines the receipt of such cash compensation or restricted stock by notice to the Company. This Director Compensation Policy shall be effective retroactive to January 1, 2021 and shall remain in effect until it is revised or rescinded by further action of the Board or its Compensation Committee.

1.	Cash Compensation and Reimbursement of Expenses.

(a)            Annual Fee. Each Non-Employee Director, other than the Vice Chairman, shall be eligible to receive an annual fee of $75,000 for service on the Board. The Vice Chairman shall be eligible to receive an annual fee of $150,000 for service on the Board. The Non-Employee Director who regularly chairs the Audit Committee of the Board shall be eligible to receive an additional annual fee of $10,000, and each Non-Employee Director who regularly chairs any other committee of the Board shall be eligible to receive an additional annual fee of $5,000 for each committee chaired. The fees shall be payable in equal quarterly installments in arrears on or about January 15, April 15, July 15 and October 15 of each year.

(b)            Reimbursement of Expenses. Non-Employee Directors shall be eligible for reimbursement for reasonable expenses incurred to attend Board and committee meetings.

2.	Equity Compensation.

(a)            A person who is initially elected to the Board who is a Non-Employee Director at the time of such initial election automatically shall be granted such number of shares of Stock of the Company pursuant to the Company’s 2016 Omnibus Incentive Plan (the “Plan”) on the date of such initial election as is determined by dividing $160,000 by the Fair Market Value per share of the Company's Stock on the date of such grant (subject to adjustment as provided in the Plan). If a person is initially elected to the Board as a Non-Employee Director on the date of an annual meeting of the Company's stockholders, such Non-Employee Director shall only receive an award of Stock pursuant to paragraph (b) below on the date of such annual meeting of the Company's stockholders and shall not also receive an award pursuant to this paragraph (a).

(b)            Each Non-Employee Director, other than the Vice Chairman, shall be granted such number of shares of Stock on the date of each annual meeting of the Company's stockholders (including the annual meeting at which the Non-Employee Director is initially elected to the Board as a Non-Employee Director), as is determined by dividing $160,000 by the Fair Market Value per share of the Company's Stock on the date of such grant (subject to adjustment as provided in the Plan). The Vice Chairman shall be granted such number of shares of Stock on the date of each annual meeting of the Company's stockholders as is determined by dividing $200,000 by the Fair Market Value per share of the Company's Stock on the date of such grant (subject to adjustment as provided in the Plan).

(c)            The purchase price per share of any awards of Stock granted hereunder shall be the par value per share of the Stock. Unless otherwise determined by the Administrator, in the event of a Non-Employee Director's termination of service as a Director for any reason, shares of Stock granted hereunder that are at that time subject to restrictions shall be forfeited. Such forfeiture restriction shall lapse on the first anniversary of

(d)            the date of issuance of such Stock with respect to all of the shares of Stock granted, subject to a Non-Employee Director's continued service as a Director on such date.

(e)            Capitalized terms not defined herein have the meanings ascribed to them in the Plan.